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                                                                   EXHIBIT 10.15

January 25, 2002

Varalakshmi Basawapatna
5157 South Boston Street
Englewood, Colorado 80111

Ganesh Basawapatna
5157 South Boston Street
Englewood, Colorado 80111

Asvan Technology, LLC
5157 South Boston Street
Englewood, Colorado 80111


Dear Varalakshmi and Ganesh:

         When countersigned by all addressees, this letter will constitute our binding agreement (this "Agreement") with respect to the acquisition (the "Transaction") by Vari-L Company, Inc. (the "Company") from Asvan Technology, LLC ("Asvan") of all right, title and interest to Asvan's YIG technology based assets, including but not limited to all of the software, test equipment and intellectual property relating to that technology listed on Exhibit A hereto (the "Assets").

1. Overview. The Company intends to produce YIG oscillators, synthesizers, and filters based upon the design expertise and manufacturing concepts of Asvan. The Company believes that the combination of the Company's strong design, marketing and manufacturing functions in the signal source market with the innovative YIG design expertise of Asvan will result in a strong market entry into the YIG oscillator, synthesizer, and filter market. The Company intends to commit process, mechanical and electrical design engineering personnel to establish this capacity. Accordingly, the parties intend to close this transaction quickly and to enter the market as quickly as possible. Upon payment of the purchase price described in Section 4 hereof (the "Purchase Price") by the Company, Asvan will cause the Assets to be immediately transferred to the Company in accordance with the terms of this Agreement.

2. Assets to be Acquired. As soon as all conditions precedent contained in
Section 9 below are met, the Company will acquire the Assets by paying the Purchase Price to Asvan at the closing (the "Closing"). Even after the Closing, however, Asvan will retain the right to develop and sell YIG based end item instrument products pursuant to a grant by the Company of a non-exclusive license to such effect at Closing. Notwithstanding the grant of such non-exclusive license, however, the Company will have the exclusive right after the Closing to sell YIG based products for use in instrumentation equipment, such as spectrum analyzers, network analyzers



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and the like to other instrumentation manufacturers. While it is not the present intention of the Company to enter the end item instrumentation market, it may elect to do so in the future.

3. Closing. The Closing shall take place at the offices of the Company, commencing at 2:00 p.m., on January 25, 2001, or on such later date and at such time as the parties may mutually agree (the "Closing Date").

4. Consideration. The Purchase Price to be paid by the Company to Asvan for the Assets shall be:

         A. The sum of $100,000 in cash or immediately available funds to be paid at the Closing;

         B. A two year promissory note of the Company in the principal amount of $175,000 (the "Note"), which will be secured by a letter of credit and will be payable in monthly installments of $7,291.67 in principal plus interest on the unpaid principal at an annual rate of 10%. If there are any damages to the Company resulting from any breach of this Agreement by Asvan, Varalakshmi Basawapatna or Ganesh Basawapatna (collectively referred to as the "Seller Parties" and individually as the "Seller Party"), in addition to any other rights or remedies the Company may have under this Agreement or at law, the Company shall be entitled to set off such damages against its remaining payment obligations under the Note;

         C. A contingent payment of $75,000 to be paid to Asvan ten (10) days after the Company receives $1,000,000 in cumulative payments (net of customer returns, customer allowances and credits reflecting post shipment customer price negotiation) from shipments of the YIG Technology Based Products. For purposes of this Agreement, the term "YIG Technology Based Products" shall mean any product which incorporates a YIG technology device.

         D. Periodic payments ("Periodic Payments") shall be made to Asvan based on orders ("Customer Orders" or, individually, a "Customer Order") received by the Company during the period of time beginning January 1, 2002 and ending December 31, 2010 (the "Earn Out Period") for the YIG Technology Based Products. The dollar value of a Customer Order shall be the sum of the total sales price of the YIG Technology Based Products in a Customer Order plus all fees for non recurring engineering included in that Customer Order (net of customer returns, customer allowances and credits reflecting post shipment customer price negotiation) (the "Dollar Value"). Periodic Payments shall be paid to Asvan within ten (10) days from the Company's receipt of the customer's payment for products included in the related Customer Orders. During each month of the Earn Out Period, the Company will furnish to Asvan, backup documentation with respect to Customer Orders consistent with information it provides to the Company's manufacturer representatives. Asvan shall have the right from time to time during the Earn Out Period and for one (1) year thereafter to designate an agent with power to review such books and records of Company as are related to the determination of the Periodic Payments. Such review of the Company's books shall be permitted by the Company upon fifteen (15) days prior written notice to the Company. If Asvan elects to retain a certified public accountant to conduct such review, and if that review determines that there has been a deficiency in the Periodic Payments made to Asvan by the Company, then such deficiency shall be paid to Asvan within thirty (30) days of the



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delivery of the certified public accountant's report (the "Report") to the
Company unless the Company, during such thirty (30) day period, provides a written notice to Asvan indicating that the Company disagrees with the deficiency stated in the Report. Asvan will pay any costs of the review by its certified public accountant and the Report unless a deficiency of ten percent (10%) or more of the amounts due Asvan is finally determined to exist. If the Company does give notice of a disagreement with the Report, the parties agree to negotiate in good faith for a minimum of twenty (20) days after Asvan's receipt of the Company's notice of disagreement, but after such twenty (20) day period, either party may elect to invoke the dispute resolution procedures set forth in
Section 14 hereof to resolve the disagreement.

         The amount of each Periodic Payment shall be determined as follows:

         (1) For each Customer Order placed in the period beginning on January 1, 2002 and ending on December 31, 2003 ("Period One") regardless of the date of shipment, Asvan shall be paid a sum equal to 10% of the Dollar Value of each Customer Order placed during Period One;

         (2) In the absence of an Exclusivity Event (as defined below), for each Customer Order placed in the period beginning on January 1, 2004 and ending on December 31, 2007 ("Period Two") regardless of the date of shipment, Asvan shall be paid a sum calculated in accordance with the formula set forth on Exhibit C attached hereto;

         (3) In the absence of an Exclusivity Event (as defined below), for each Customer Order placed during the period beginning January 1, 2008 and ending on December 31, 2010 ("Period Three"), regardless of the date of shipment, Asvan shall be paid a sum equal to a percentage of the Dollar Value of Customer Orders to be negotiated between Asvan and the Company after a reassessment of the competitive position of YIG Technology Based Products by the Company and Asvan. If within first three (3) months of Period Three the parties fail to reach mutual agreement on a percentage rate to be paid to Asvan, Asvan will be paid a sum equal to 1% of the Dollar Value of all Customer Orders placed in Period Three for YIG Technology Based Products that were substantially developed prior to 2007.

         For purposes of this Agreement, for so long as the Company is required, pursuant to Section 4.E hereof, to sell YIG Technology Based Products to the companies that have favorable pricing rights (the "Liberty Companies") pursuant to the Product Purchase Agreement among Liberty Satellite & Technology, Inc., On Command Corporation, TSAT Technologies, Inc. and Asvan, dated as of September 14, 2001 (the "Product Agreement") at the price set forth in Section 2.1(b) of the Product Agreement, the term "Customer Order" shall not include orders from the Liberty Companies and no Periodic Payments shall be made on account of any such orders, provided, however, that sales to the Liberty Companies that are not made at the discounted price set forth in Section 2.1 of the Product Agreement shall be deemed to be Customer Orders on account of which Periodic Payments shall be made to Asvan by the Company.

         Notwithstanding anything above to the contrary, if the Periodic Payments received by Asvan are less than any one of the minimum amounts for various time periods set forth on



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Exhibit D hereto, and Asvan gives the notice required by Exhibit D (an
"Exclusivity Event"), the non-exclusive license granted to Asvan by the Company at the Closing permitting Asvan to continue selling certain YIG Technology Based Products to certain customers will become an exclusive license from the Company to Asvan to develop, sell, manufacture and sub-license YIG Technology Based Products to any customer, notwithstanding the exclusivity rights otherwise provided to the Company by Section 2 hereof , provided, however, that, after an Exclusivity Event, the Company may continue to develop, sell and manufacture YIG Technology Based Products but it may not license such technology to third parties, provided, further, that nothing herein shall prevent the Company from selling the Assets, as part of a merger, consolidation, sale of all or substantially all of the Company's assets, or otherwise, subject to the Company's rights and obligations under this Agreement, either before or after an Exclusivity Event, so long as the successor party or purchaser expressly assumes the terms and conditions of this Agreement. Upon an Exclusivity Event, Varalakshmi Basawapatna and Ganesh Basawapatna will be immediately released from their respective non-compete covenants found in Section 6.C. hereof but, in the case of Varalakshmi Basawapatna, only to the extent such covenant applies to the YIG technology and YIG Technology Based Products. In all other respects, her non-compete covenant shall remain effective in accordance with its terms notwithstanding the occurrence of an Exclusivity Event.

         E. The assumption by the Company of Asvan's obligation to sell certain products to the Liberty Companies pursuant to the terms of the Product Agreement. This Section 4.E. shall be deemed an assumption of such obligation by the Company and an agreement by the Company that it will perform such obligation in accordance with the terms and conditions of the Product Agreement. In order to ensure that the Liberty Companies do not receive an undue benefit by virtue of this assumption of the Product Agreement by the Company, Asvan and the Company agree that each of them will provide to the other, on at least a quarterly basis, information concerning their respective fulfillment (including any fulfillment by their respective licensees or sub-licensees permitted under this Agreement), if any, of sales to, or orders from, the Liberty Companies at the price prescribed in Section 2.1(b) of the Product Agreement.

5. Right to Favorable Pricing Terms. The Company agrees that, so long as Asvan is entitled to Periodic Payments under this Agreement or any portion of the principal or interest of the Note remains unpaid, the Company will sell to Asvan, for use in Asvan's instrument product line, YIG oscillator based products at the lowest price it sells similar products to any other customer for like quantities (other than the price the Company must charge the Liberty Companies under Section 2.1(b) of the Product Agreement).

6. Employment and Consulting Matters.

         A. Varalakshmi Basawapatna. Varalakshmi Basawapatna will become an employee of the Company, with the title of Director of Engineering, effective January 2, 2002. As Director of Engineering, Ms. Basawapatna will be responsible for coordinating the Company's efforts to transfer Asvan's YIG technology to the Company, working with other Company personnel to establish the Company's manufacturing capability for the YIG Technology Based Products, and training the Company's design engineering personnel in the design of YIG oscillators. Ms. Basawapatna will be paid an annual salary of $100,000 and will be entitled to the same rights,



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benefits, and privileges as other Company employees under any generally applicable employee benefit plan. Additional terms of Mrs. Basawapatna's employment will be included in an offer letter from the Company which will be executed on the Closing Date (the "Employment Offer"). Except as may be provided otherwise in the Employment Offer, Ms. Basawapatna will be an "at will" employee of the Company and will not be entitled to any rights, benefits or privileges other than those provided to employees of the Company generally. The Company acknowledges that Mrs. Basawapatna is, and will continue to be during the term of her employment by the Company, the President of Asvan.

         B. Ganesh Basawapatna. Ganesh Basawapatna will provide consulting services to the Company on the terms described herein and, if the parties so elect, in a separate consulting agreement. Mr. Basawapatna will be primarily responsible for the transfer of the YIG technology from Asvan to the Company and for marketing the Company's YIG Technology Based Products. In those two capacities, Mr. Basawapatna will work under the direction of, and report to, the Company's Vice President of Business Development. Mr. Basawapatna will be available to provide such consulting services, on an as needed basis, for at least four (4) days per month through December 31, 2002. For the first three (3) months of the consulting period, Mr. Basawapatna will be paid a base fee of $8,000 per month. If additional consulting beyond four (4) days per month is necessary during the first three (3) months of the consulting period, and to the extent that consulting services are requested by the Company after the first three (3) months of the consulting period, the Company will pay to Mr. Basawapatna an additional consulting fee in the amount of $2,000 per day. While Mr. Basawapatna will not be required to provide any particular level of consulting services after 2002, the parties agree that, to the extent the Company requests him to provide consulting services not directly related to support of the Company's sale of the YIG Technology Based Products after 2002 and he agrees to provide such additional services, the parties will enter into good faith negotiations to determine what additional compensation should be paid to him on account of such services.

         C. Non-Competition. Mrs. Basawapatna and Mr. Basawapatna each agree that, so long as (i) Mrs. Basawapatna remains an employee of the Company; (ii) Mr. Basawapatna provides consulting services to the Company; or (iii) Asvan continues to receive an aggregate of not less than $100,000 in any calendar year in Periodic Payments or principal and interest under the Note from the Company, and for a period of one (1) calendar year after the latest to terminate of these three conditions, except as otherwise expressly permitted by this Agreement (a) Mrs. Basawapatna will not, directly or indirectly, own, manage, operate, control, provide services to, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which develops, manufactures, distributes or sells products competitive with the Company's products, or products which are the functional equivalent of the Company's products or currently planned products, including but not limited to those relating to the YIG technology and the Assets, within and to the same market as the Company's market (the "Competitive Products"), and (b) Mr. Basawapatna will not, directly or indirectly, own, manage, operate, control, provide services to, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which develops, manufactures, distributes or sells products which are related, directly or indirectly to, the YIG technology or the Assets, within and to the same market as the Company's market (the "YIG Competitive Products"). The parties acknowledge that, to the extent that Asvan currently has a



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non-competition covenant with either or both of Varalakshmi or Ganesh
Basawapatna, the foregoing covenants to the Company constitute a transfer or sale to the Company of the non-competition covenants held by Asvan. Notwithstanding the foregoing, upon an Exclusivity Event under Section 4.E. above, Varalakshmi Basawapatna and Ganesh Basawapatna will be immediately released from their respective non-compete covenants found herein but, in the case of Varalakshmi Basawapatna, only to the extent such covenants apply (i) to the YIG technology and YIG Technology Based Assets and (ii) to current or future technological projects of Asvan of which she has given the Company written notice prior to her employment by the Company (which pre-employment notice is attached hereto as Exhibit E) or prior to any substantive involvement by her as an employee of the Company in the development, enhancement, modification or production of similar, comparable, or directly competitive technology of the Company. In all other respects, her non-compete covenant shall remain effective in accordance with its terms notwithstanding the Exclusivity Event.

         D. Proprietary Rights; Assignment. Each of Varalakshmi Basawapatna and Ganesh Basawapatna understands and agrees that as part of her employment or his consulting for the Company, Mrs. Basawapatna and Mr. Basawapatna may improve, modify, create or contribute to the creation of computer software, source codes, object codes, designs, literature, or any other copyrightable works (the "Works"), or hardware technology, know how, and designs (the "Inventions"), and that the Company shall be the author of the Works, and shall own all right, title, and interest in and to the copyrights in the Works. In the event that the Works do not qualify as a "work for hire" under applicable law, Mrs. Basawapatna and Mr. Basawapatna each hereby assign to the Company all right, title, and interest in and to such Works, and to any and all other intellectual property rights, including, without limitation, patents, trademarks, trade secrets, and know-how, embodied in the Works, the Inventions, or in any other idea or technology developed in whole or in part by Mrs. Basawapatna in the course of her employment by, or Mr. Basawapatna in the course of his consulting for, the Company. Each of Mrs. Basawapatna and Mr. Basawapatna further agrees to take all actions necessary and to execute all documents in order to perfect and to vest such intellectual property rights in the Company to the Works. The provisions of this Section 6.D. shall not apply, except for instrumentation related products,
(i) with respect to Mrs. Basawapatna, to the Inventions and Works related to any current or future technological projects of Asvan that are not related, directly or indirectly, to YIG technology or YIG Technology Based Products of which she has given the Company written notice prior to her employment by the Company (which pre-employment notice is attached hereto as Exhibit E) or prior to any substantive involvement by her as an employee of the Company in the development, enhancement, modification or production of similar, comparable, or directly competitive technology of the Company, and (ii) with respect to Mr. Basawapatna, to those Inventions and Works which do not incorporate, which are not derived from, and which do not relate to, the YIG technology or YIG Technology Based Products.

         E. No Violation of Other Agreements. Asvan, Varalakshmi Basawapatna and Ganesh Basawapatna hereby certify that neither her employment by the Company nor his consulting for the Company will breach any other employment, consulting or other agreement, including but not limited to any confidentiality or non-disclosure agreement or covenant or any agreement relating to the ownership of the Assets or any technology incorporated into the Assets.



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7. Representations and Warranties Regarding Assets.

         Asvan represents and warrants to the Company that the following representations and warranties are true and correct as of the date hereof and as of the Closing Date:

         A. Asvan is a limited liability company duly organized, formed, validly existing and in good standing under the laws of the State of Colorado; has full power and authority to carry on its business as currently conducted and to own and dispose of its assets at the places currently located and in the manner currently used and operated. No act or proceeding has been taken by or against Asvan, in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Asvan.

         B. Asvan has the power and authority to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary action on the part of Asvan, its manager(s) and members.

         C. This Agreement constitutes a valid and binding obligation of Asvan, enforceable against it in accordance with its terms, subject only to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors or others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. Asvan is not insolvent and will not become insolvent as a result of the Transaction.

         D. Exhibit A lists all Assets to be transferred to the Company by Asvan in the Transaction. Other than this Agreement, there is no agreement, option or other right or privilege outstanding in favor of any person for the purchase from any of the Seller Parties of any of the Assets other than in the ordinary course of Asvan's business. There are no equipment leases, rental agreements, conditional sales contracts or other similar agreements relating to the Assets.

         E. Exhibit A also generally describes all of the Intellectual Property included in the Assets and lists all patents, patent applications, the registrations and applications for registration of the non-patentable Intellectual Property. All the registrations and applications for registration of the Intellectual Property are valid and subsisting in good standing and are recorded in the name of one or more of the Seller Parties. No application for registration of any of the Intellectual Property has been rejected. There are no written or oral licenses, sublicenses, franchises or other agreements under which any third party has an interest in any of the Intellectual Property or pursuant to which the Seller Parties are authorized to use a third party's intellectual property in connection with the Intellectual Property. The Seller Parties are the sole and exclusive owners of the Intellectual Property and are entitled to the exclusive and uninterrupted use of the Intellectual Property without payment of any royalty or other fees. No member, officer, consultant or employee of Asvan or any other person or entity other than the Seller Parties has any right, title or interest in any of the Intellectual Property and all such persons have waived their moral rights in any copyright works within the Intellectual Property.



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To the best of the Seller Parties' knowledge, the Seller Parties have diligently protected their legal rights to the exclusive use of the Intellectual Property. All employees, consultants, contractors, and advisors of the Seller Parties have agreed to maintain the confidentiality of all confidential or proprietary information relating to the Intellectual Property. No person has threatened to challenge or challenged the validity of any registrations for the Intellectual Property or the Seller Parties' rights to any of the Intellectual Property. To the best of the Seller Parties' knowledge, neither the use of the Intellectual Property nor the conduct of the Seller Parties' business has infringed or currently infringes upon the industrial or intellectual property rights of any other person. There is no governmental prohibition or restriction on the use of the Intellectual Property contemplated by the Company.

         For purposes of this Agreement, Intellectual Property with respect to the Assets means (a) all patents and patent rights; (b) all subject matter that is eligible to be protected by a patent, whether or not fixed in a tangible medium and whether or not reduced to practice; (c) all copyrights and copyright applications, whether registered or unregistered; (d) all trade secrets; (e) all know-how, whether or not protected by patent, trademark, copyright or trade secret law; and (f) all confidential information.

         F. Exhibit B lists all oral and written licenses, permits, filings, authorizations and approvals related to the Assets ("Licenses and Permits") and identifies the ones, if any, that by their terms are not transferable. The Seller Parties hold all Licenses and Permits free and clear of any and all liens or encumbrances of any kind. All Licenses and Permits are in full force and effect and none of the Seller Parties are in violation of any term, provision, or requirement of any Licenses and Permits. No person or entity has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any such license, permit, filing, authorization or approval.

         G. All consents and approvals required to be obtained by any of the Seller Parties in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement, if any, have been obtained or will be obtained before the Closing Date. All notices required to be given to any person under applicable law or pursuant to any contract or other obligation to which any of the Seller Parties is a party or by which any Seller Party is bound or which is applicable to any of the Assets in connection with the execution and delivery of this Agreement or the completion of the transactions contemplated by this Agreement have been given or will be given before the Closing Date. Except for the foregoing, no consent, approval of, or notice to, any person is required in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement.

         H. Except for the Product Agreement (which, among other things, restricts a transfer of the Assets unless the transferee assumes certain obligations to the Liberty Companies under the Product Agreement), the execution, delivery and performance of this Agreement by the Seller Parties and the completion of the Transaction provided for herein and the fulfillment of terms hereof by the Seller Parties do not and will not, to the best of the Seller Parties' knowledge, result in or constitute a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the operating agreement of Asvan or of any contract to which a Seller Party is a



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party or which binds a Seller Party or of any license or permit; the creation or imposition of any lien or other encumbrance on any Asset; or the violation of any law applicable to or affecting any Seller Party which is related to, or adversely affects, any of the Assets.

         I. There is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending or threatened by or against any Seller Party related to or affecting the Assets or the Transaction contemplated by this Agreement; and, to the best of the Seller Parties' knowledge, there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation.

         J. There are no liens for taxes upon the Assets. No state of facts exists or has existed that would constitute grounds for the assessment against the Company, whether by reason of transferee liability or otherwise, of any liability for any taxes resulting from the prior ownership or use of the Assets. The Seller Parties have timely paid all taxes, and all interest and penalties due thereon, which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a lien on any Asset or would result in the Company becoming liable or responsible therefor. The Seller Parties will timely pay all taxes which arise from or with respect to the Assets prior to the Closing Date. For purposes of this Agreement, tax or taxes shall mean any and all federal, state, and local taxes, fees, assessments or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         K. Each of Asvan and its former subsidiary, TSAT Technologies, Inc. ("TSAT"), has withheld and paid all payroll and withholding taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party.

         L. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Seller Parties or the Assets for any commission, fee or other compensation because of any act or omission by the Seller Parties.

         M. None of the foregoing representations and warranties and no document furnished by or on behalf of the Seller Parties in connection with the negotiation of the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement or representation not misleading.

8. Representations and Warranties of the Company. The Company represents and warrants to the Seller Parties, that the following representations and warranties are true and accurate as of the date hereof and as of the Closing
Date:

         A. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the corporate power to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws

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affecting creditors' rights generally and by general principles of equity, whether considered in a proceeding at law or in equity.

         B. The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by the Company do not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of the Company thereunder, any agreement, indenture or other instrument by which the Company is bound, the Company's Articles of Incorporation or Bylaws, any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule, or regulation.

         C. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company for any commission, fee or other compensation because of any act or omission by the Company.

         D. None of the foregoing representations and warranties and no document furnished by or on behalf of the Company to the Seller Parties in connection with the negotiation of the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation not misleading.

         E. The Company agrees to devote such personnel, financial and other resources as are necessary to develop, produce, and market competitive YIG Technology Based Products, subject only to (i) financial or operating constraints or difficulties of the Company as a whole; (ii) technological failures of YIG technology in general; or (iii) technological developments in the marketplace which render the development, production or marketing of the YIG Technology Based Products infeasible from a financial or technological stand point.

9. Conditions. The parties understand that this Agreement, the consummation of the Transaction, the grant of the non-exclusive license back to Asvan, Mrs. Basawapatna's employment, and Mr. Basawapatna's engagement as a consultant (collectively, the "Asvan Transactions") are subject to, among other things, the satisfaction of the following conditions:

         A. Company's Board Approval. The Asvan Transactions must be approved by the Company's Board of Directors.

         B. Additional Transaction Documents. Subject to the limitations set forth in Sections 6.D., Varalakshmi Basawapatna and Ganesh Basawapatna must execute the Company's standard non-disclosure, confidentiality and proprietary rights agreement, and such other forms as are ordinary and customary for employees or consultants, such as tax withholding forms. The parties must execute such instruments and documents as may be necessary or advisable to consummate the Asvan Transactions, including such additional instruments or documents as may be mutually agreed upon by the parties before, during and after the Closing.

         C. Due Diligence Review. Prior to the execution of this Agreement, the Company has undertaken and substantially completed its technological, commercial, accounting and legal due diligence investigation of the Assets. After the execution of this Agreement, however, the Seller Parties will continue to cooperate with the Company and its representatives in connection with any requests for additional information or documentation which the Company may make before the Closing. Without limiting the foregoing, Asvan will make all financial, accounting, legal and business records related to the Assets available to the Company and its legal counsel and accountants and will permit the Company to make reasonable visits, during normal business hours, to their offices. All such additional information or documentation received or reviewed by the Company shall confirm that the Assets, including but not limited to the YIG based intellectual property owned by Asvan, including any patents and patent applications, are not subject to any claims or risks. The consummation of the Asvan Transactions at Closing shall be deemed to be the Company's acknowledgment that its due diligence investigation of the Assets has been completed.

         D. Assurance of Asvan's Solvency. At or prior to the Closing, Asvan will deliver to the Company a written representation or statement of a certified public accountant selected by Asvan and subject to the reasonable approval of the Company, to the effect that, after the Closing, Asvan will not be insolvent. For this purpose, "insolvent" shall mean that Asvan is unable to satisfy its financial obligations in the ordinary course as they become due. Moreover, each of the Seller Parties acknowledges and agrees that, in order to ensure that Asvan continues to be in a position to fulfill its post-closing obligations under this Agreement, including but not limited to Section 12 hereof, for a period of one (1) year after the Closing, none of them will sell, pledge, transfer or otherwise encumber or dispose of any of the Asvan's Assets or cause such assets to be encumbered or seized other than in the ordinary course of business in an arms length transaction for bona fide consideration that is reasonable and customary for such type of transaction (a "Good Faith Transaction"). For purposes hereof, the admission by Asvan into a joint venture, partnership, corporation, or other business entity (the "New Entity") in a bona fide, arms length transaction (including but not limited to a merger, consolidation, or other combination or an asset sale) whereby Asvan or its owners receive an interest in the New Entity in exchange for all or substantially all of the assets or equity interests of Asvan shall be deemed to be a Good Faith Transaction so long as the New Entity expressly assumes the obligations of Asvan under this Agreement, provided, however, that a bona fide arms length transaction which does not involve the exchange or transfer of all or substantially all of Asvan's assets or equity interests shall not require any assumption by the New Entity to be determined to be a Good Faith Transaction.

10. Exclusive Negotiation Rights. In order to induce the Company to commit the resources, to forego other potential business opportunities and to incur the legal, accounting and other expenses necessary to conduct the due diligence investigation referenced in the preceding section, each of the Seller Parties agrees (a) not to entertain any offers for, or enter into any negotiations relating to, a transfer, lease, license, sale or other disposition of the Assets from the date of this Agreement through January 31, 2002, or such later date as may be mutually agreed by the parties and (b) to immediately inform the Company of any such offers, solicitations or invitations to negotiate with respect to a sale, transfer, lease, license or other disposition of the Assets from any person or entity other than the Company.

11. Confidentiality. Except for (i) the disclosure of the Asvan Transactions to third parties whose approval or consent of such transactions is required under agreements with such third parties, (ii) the Company's press release and other legally required disclosures regarding the Asvan Transactions, (iii) disclosures required by a court of competent authority or (iv) the disclosure by Asvan to the Liberty Companies of the Asvan Transactions and the assumption by the Company in Section 4.E hereof of Asvan's obligations to the Liberty Companies under the Product Agreement, each party hereto shall keep confidential and shall not disclose to others and shall use its reasonable efforts to prevent the party's present or former employees, agents, affiliates, and representatives from disclosing to others, any confidential or proprietary information obtained by such party from any other party, as well as the existence of this Agreement, any negotiations pertaining thereto, the terms of any of the transactions contemplated hereby, or the planned relationship of the parties. No party shall use, and each party shall use its best efforts to prevent its present or former employees, agents, affiliates, and representatives from using, any information which (a) pertains to this Agreement, any negotiations pertaining hereto, any of the transactions contemplated hereby, or the business of the parties, or (b) any other confidential or proprietary information of any party except in connection with the Asvan Transactions.

12. Indemnification.

         A. Subject to the Threshold (as defined below), each of the Company and Asvan agrees to reimburse, defend and hold harmless each other and each other's affiliates (the "Injured Party") from and against any and all losses, damages, costs and expenses including, without limitation, attorneys' fees ("Losses") incurred or suffered by the Injured Party in connection with any suit, action, claim or proceeding brought or, to the knowledge of the Injured Party, threatened to be brought during the first year from the Closing Date based upon or arising out of breach by either the Company or Asvan of this Agreement including, without limitation, the representations and warranties contained in Sections 7 and 8 hereof (a "Claim"). This right to indemnification shall exist with respect to those Claims brought during the first year after the Closing Date (the "Indemnification Period") or about which the Injured Party gained actual knowledge during the Indemnification Period (the "Indemnifiable Claims") except that claims for indemnification by Asvan for the Company's breach of
Section 4.E shall not be subject to such one (1) year limitation.

         B. The Injured Party shall give written notice to the indemnifying party within reasonable time after the Injured Party has actual knowledge of the Indemnifiable Claim or Losses, and the indemnifying party may participate at its own expense in the defense, or if it so elects, to assume the defense of any such Claim and any action or proceeding resulting from the Claim by giving a written notice to the Injured Party of such election within thirty (30) days from the receipt of the Injured Party notice of the Indemnifiable Claim or Losses. The failure of the Injured Party to give notice as provided herein shall not relieve the indemnifying party from its obligations under this Section 12. The Injured Party shall not be liable for any settlement of any action or proceeding effected without its prior written consent. If the Injured Party decides to participate in any defense or settlement of the Indemnifiable Claim, whether by failure of the indemnifying party to assume the defense or settlement of the Indemnifiable Claim within the stated period or otherwise, then the Injured Party, without waiving any rights against the indemnifying party, may settle or defend the Indemnifiable Claim in the Injured Party's sole discretion and shall be entitled to recover the Losses from the indemnifying party.

         C. Notwithstanding the foregoing provisions of this Section 12, absent fraud, the indemnifying party shall not be liable to the Injured Party with respect to any Indemnifiable Claim until the aggregate amount of all Losses exceeds $25,000 (the "Threshold"), in which case the indemnifying party shall be liable for all Losses (including the Threshold).

13. Survival of Representations and Warranties. All representations and warranties of the parties shall survive the Closing Date and shall remain in effect thereafter.

14. Dispute Resolution.

         A. Any dispute, controversy or claim arising under, out of or relating to this Agreement and any subsequent amendments hereof (the "Dispute"), shall be first submitted to mediation to be conducted in Denver, Colorado, by one mediator appointed by all parties hereto. Each party agrees to submit such information relating to the Dispute as may be requested by the mediator and to meet with the mediator for at least a total of four (4) hours to attempt to resolve the Dispute. In the event the Dispute is not resolved through the mediation within three (3) months from the submission of the Dispute to the mediation, the parties agree that the Dispute shall be resolved by arbitration to be conducted in Denver, Colorado, by one arbitrator selected by all parties. The arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association then in effect. The parties agree that the arbitration award shall be binding on all parties hereto and shall be enforced by the parties in accordance with its terms.

         B. Notwithstanding provisions relating to mediation and arbitration, the parties agree that with respect to any breach of the Agreement for which an award of damages is an inadequate remedy to protect the injured party, the injured party is entitled to seek injunctive relief in a court of competent jurisdiction located in the State of Colorado. Seeking injunctive relief in court would be in addition to, and not a substitution for, any other relief available to it under the mediation and arbitration.

         C. The prevailing party in any arbitration or court proceeding between the parties relating to this Agreement shall be entitled to recover its reasonable costs, expenses and attorneys' fees in such proceeding from the non-prevailing party or parties.

15. Expenses. Each party shall be responsible for its own costs of the Asvan Transactions, including, without limitation, attorneys' fees incurred in connection with the drafting and negotiation of this Agreement.

16. Miscellaneous. (a) This Agreement shall be governed by the laws of the State of Colorado; (b) if any provision of this Agreement is found by a court or arbitrator with jurisdiction to be unenforceable or invalid, then such provision shall be amended to the extent necessary to render same lawful or reasonable, and this Agreement shall be enforced as amended; (c) no waiver of any breach of any provision herein contained shall be deemed a waiver of any other breach; (d) no extension of time for performance of any obligations shall be deemed an extension of time for performance of any other obligations; (e) this Agreement shall be binding upon the parties hereto, and their heirs, successors, and assigns, provided, however, that notwithstanding the foregoing, no party may assign this Agreement or delegate its obligations hereunder to a third party without the other parties' prior written consent; (f) from and after the Closing Date, each party agrees to cooperate, to take such actions and to execute such documents as may be requested by the other party in order to carry out the provisions and purposes of this Agreement; and (g) this Agreement, together with all Exhibits hereto, constitutes the entire agreement of the parties, supersedes all prior agreements of the parties with respect to the subject matter hereof, and may only be amended by an instrument in writing executed by all parties.

         Please indicate your assent to the foregoing by countersigning below and returning it to the attention of the undersigned.

                                       Very truly yours,


                                       VARI-L COMPANY, INC.



                                       /s/ CHARLES R. BLAND
                                       -----------------------------------------
                                       By: Charles R. Bland, President



Accepted and agreed to as of January 25, 2002:

ASVAN TECHNOLOGY, LLC




By: /s/ VARALAKSHMI BASAWAPATNA
   ------------------------------------
   Varalakshmi Basawapatna, President





VARALAKSHMI BASAWAPATNA, individually



/s/ VARALAKSHMI BASAWAPATNA
---------------------------------------


GANESH BASAWAPATNA, individually



/s/ GANESH BASAWAPATNA
---------------------------------------

                                    EXHIBIT A

                               LIST OF THE ASSETS


ITEM                                        MAKE                   MODEL NO.             OPTIONS                UMBER      NOTES
9 KHz - 40 GHz Spectrum Analyzer            H.P.  (Agilent)        8564E                 008-Signal Ident         1

Phase Noise Measurement utility             H.P.  (Agilent)        85671A                W-50 5 year Svc          1

10 MHz - 40 GHz Synthsized Sweep Gen.       H.P.  (Agilent)        83640B                W-50 5 year Svc          1

10 MHz - 40 GHz Scalar Network Analyzer     H.P.  (Agilent)        8757D                 W-50 5 year Svc          1

10 MHz - 50 GHz Detector                    H.P.  (Agilent)        85025D                W-50 5 year Svc          3

10 MHz - 50 GHz Directional Bridge          H.P.  (Agilent)        85027D                W-50 5 year Svc          1

10 MHz - 50 GHz Power Splitter              H.P.  (Agilent)        11667C                                         1
2.4 mm Fem - Fem Adapter                    H.P.  (Agilent)        11900A                                         1
2.4 mm male - male Adapter                  H.P.  (Agilent)        11900B                                         1
50 Ohm Termination                          H.P.  (Agilent)        85138A                                         1
2.4 mm Short Circuit                        H.P.  (Agilent)        85140A                                         1
Power Meter                                 H.P.  (Agilent)        E4418B                                         1

50 MHz - 50 GHz Power Meter Detector        H.P.  (Agilent)        8487A                 W-50 5 year Svc          1

Modulation Domain Analyzer                  H.P.  (Agilent)        53310A                                         1

Noise Figure Meter                          H.P.  (Agilent)        8970A                                          1

50 GHz Noise Source - 346C K01              H.P.  (Agilent)        346C k01                                       1

10 MHz - 18 GHz Spectrum Analyzer           H.P.  (Agilent)        8555A/85552B                                   1        used

Sweep Oscillator Mainframe                  H.P.  (Agilent)        8620C                                          1        used

10 MHz - 18 GHz Frequency Counter           H.P.  (Agilent)        5340A                                          1        used

0-8V/0-15V Power Supply                     H.P.  (Agilent)        E3610A                                         2

0-20V/0-35V Power Supply                    H.P.  (Agilent)        E3611A                                         2

Triple Output Power Supply                  H.P.  (Agilent)        E3631A                                         2

Misc. Old Power Supplies                    H.P.  (Agilent)                                                       5        used

Multimeter                                  H.P.  (Agilent)        34401A                                         1

Scalar Network Analyzer (1-26.5 GHz det)    Wiltron                560                                            1        used
Dual Trace Oscilloscope                     Tektronix              465B/DM44                                      1        used
Thermosonic Wire Bonder                     Hybond                 1065                                           1        used

Oven                                        VWR                    1300U                                          1

-40 C Epoxy Freezer                         SOLO                   CH 45-5                                        1

Stereozoom Microscope                       B & L                                                                 1        used

8' Stainless Steel Top WorkBenches                                                                                2

6' Lab Work Benches                                                                                               1

Adjustable Lab Stools                                                                                             2

AWR Design Suite
HP VEE Software
Solidworks
PMC Motor Controller

TOTAL

PATENT APPLICATION - FERRITE CRYSTAL RESONATOR STRUCTURE, FILED NOV. 29 2001 FILING DOCUMENT AND APPLICATION COPY ATTACHED - TO BE ASSIGNED TO VARI-L

                                    EXHIBIT B

             LICENSES, PERMITS, FILINGS, AUTHORIZATIONS & APPROVALS



Software Licenses for

     1.  HP VEE Software

     2.  AWR Design Suite*

     3.  Solidworks*


* This software package is subject to the payment of annual software maintenance and/or support fees of not more than $5,000.

                                    EXHIBIT C

        PERIODIC PAYMENT SCHEDULE FOR THE PERIOD FROM JANUARY 1, 2004 TO
                                DECEMBER 31, 2007

The Periodic Payment for this period of time shall be based on the Dollar Value of Customer Orders according to the following formula as entered into Microsoft Excel 2000:

Periodic Payment = (min(5,max(2,(6-2*(Dollar Value)/1,000,000))))*(Dollar Value)/100

                                    EXHIBIT D

                       ANNUAL AND CUMULATIVE SALES LEVELS
            FOR THE PERIOD FROM JANUARY 1, 2002 TO DECEMBER 31, 2007


                    Period                                                                   Cumulative Sales
                    ------                                                                   ----------------
January 1, 2002 to June 30, 2003                                                                 1,000,000

July 1, 2003 to June 30, 2004                                                                    3,300,000

July 1, 2004 to June 30, 2005                                                                    5,800,000

July 1, 2005 to June 30, 2006                                                                    8,550,000

July 1, 2006 to June 30, 2007                                                                   11,550,000

July 1, 2007 to December 31, 2007                                                               13,050,000

The Company will provide a report of cumulative sales to Asvan no later than fifteen (15) days after the close of each period listed above (the "Notification Date").

1) If the Company fails to make the Periodic Payments prescribed for the cumulative sales goals listed above for any respective period end, then Asvan will have sixty (60) days after the Notification Date to give written notice to the Company of the occurrence of an Exclusivity Event. In the absence of a timely notice, no Exclusivity Event shall occur and the obligations of the parties under the Agreement will be unaffected by the failure to reach the designated sales level. In such an event, however, subsequent cumulative sales requirements listed above will not be reduced or otherwise affected by the non-occurrence of the earlier Exclusivity Event.

2) For a period of one year after an Exclusivity Event, the Company will continue to make Periodic Payments for orders received during such one year period in accordance with Exhibit C. At the end of such one year, notwithstanding anything to the contrary in the Agreement, all Periodic Payments will cease and the Company will have no further obligations under the Agreement except for any unpaid principal or interest on the Note.

3) Upon an Exclusivity Event, the Company will provide to Asvan a list of all current and recent customers of the Company for YIG Technology Based Products (the "List"). For a period of one (1) year after an Exclusivity Event, Asvan and the other Selling Parties may not contact or solicit, directly or indirectly, any customers on the List with respect to the purchase of YIG Technology Based Products. A willful and material violation of this provision by Asvan will entitle the Company to injunctive relief together with liquidated damages equal to all amounts paid to the Seller Parties under this Agreement, including but not limited to all compensation paid to Ms. Basawapatna as an employee, Periodic Payments paid to Asvan, consulting fees paid to Mr. Basawapatna, and principal and interest paid on the Note. On the other hand, if all of the

Selling Parties abide faithfully in all material respects with the no-contact, no solicitation, obligations of the first sentence of this paragraph for the entire one year period following an Exclusivity Event, then the Periodic Payments payable to Asvan for such one year period shall be guaranteed by the Company to be at least $100,000. The Company shall satisfy such guarantee obligation by the payment of any shortfall from the $100,000 no later than sixty
(60) days after the conclusion of the one (1) year period.

                                    EXHIBIT E

   VARALAKSHMI BASAWAPATNA'S NON-COMPETE AND PROPRIETARY TECHNOLOGY EXCEPTIONS


The following current business areas of Asvan form exceptions to the non-compete and proprietary technology aspects of the Agreement insofar as it relates to the activities of Varalakshmi Basawapatna, and to any other employment agreement between the Company and Ms. Basawapatna (but they are exceptions only if and to the extent that such business areas do not involve, as end item products, oscillators, amplifiers, filters, mixers, couplers or modulators):

     1. Circuit, system, manufacturing technology, software, hardware and associated concepts related to the design, manufacture, and marketing of RF and microwave instrumentation related products including but not limited to Spectrum and Signal Analyzers, Scalar and Vector Network Analyzers, Frequency Synthesizers, and Sweep Signal Generators.

     2. Circuit, system, manufacturing technology, software, hardware and associated concepts related to the design, manufacture, and marketing of Satellite, Wireless or Cable transmission and delivery of Voice, Video and Data.

     3. Circuit, system, manufacturing technology, software, hardware and associated concepts related to Cable and alternative media related set top hardware and software technology and marketing.

Asvan Technology is continuously pursuing new business areas. As required by the Agreement, when any of these new business areas become subject to any proprietary development, Varalakshmi Basawapatna will exclude herself from any substantive involvement as an employee of the Company in the development, enhancement, modification or production of similar, comparable or directly competitive technology of the Company and shall promptly inform the Company in writing that such new areas should form additional exceptions to the proprietary technology and non compete provisions of the Agreement and to any other employment agreement between her and the Company. Nothing herein shall modify or limit Ms. Basawapatna's obligation not to disclose, publish or use Confidential Information of the Company pursuant to her employee non-disclosure agreement with the Company.